AMENDMENT TO

                          INVESTMENT ADVISORY AGREEMENT

                               WPG CORE BOND FUND

           In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ROBECO USA, L.L.C. (formerly Weiss, Peck & Greer L.L.C.) (the "Investment Adviser") and WEISS, PECK & GREER FUNDS TRUST (the "Trust"), a Massachusetts business trust, on behalf of its series WPG CORE BOND FUND (the "Fund"), hereby amend the Investment Advisory Agreement between the Investment Adviser and the Trust on behalf of the Fund (the "Agreement") to reduce the annual rate of compensation payable thereunder by the Fund to the Investment Adviser (currently, (i) 0.60% of the Fund's average daily net assets up to $300 million, (ii) 0.55% of the Fund's average daily net assets from $300 million to $500 million, and (iii) 0.50% of the Fund's average daily net assets in excess of $500 million) so that the annual rate of compensation payable thereunder shall be 0.45% of the Fund's average daily net assets.

           Except to the extent modified by this Amendment, the remaining provisions of the Agreement shall remain in full force and effect. This Amendment shall be effective as of the date hereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 23rd day of April, 2003.

                                      WEISS, PECK & GREER FUNDS TRUST,
                                      on behalf of WPG CORE BOND FUND


                                      /S/ JOSEPH J. REARDON
                                      ---------------------
                                      By:  Joseph J. Reardon
                                      Its:  Vice President and Secretary
                                      ROBECO USA, L.L.C.


                                      /S/ RONALD M. HOFFNER
                                      ---------------------
                                      By:  Ronald M. Hoffner
                                      Its:  Managing Director



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